Exhibit (a)(4)

STEWARD FUNDS, INC.

ARTICLES OF AMENDMENT

Steward Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: The names of two of the Corporation's six series, as designated in the Corporation's Articles of Incorporation dated May 11, 1992, as modified by Articles Supplementary filed on March 13, 2000 and Articles of Amendment filed on each of June 3, 2004 and August 27, 2004, are changed as indicated below:

From	To
Steward Large Cap Equity Index Fund	Steward International Equity Fund

Capstone Intermediate Government Fund	Steward Short-Term Select Bond Fund

Second: The foregoing amendment to the Articles of Incorporation of the Corporation, as amended, was approved by a majority of the entire Board of Directors of the Corporation, and the charter amendment is limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Senior Vice President, John R. Wolf, and attested to by its Secretary, Richard A. Nunn, on the 20 day of December, 2005.

ATTEST:	STEWARD FUNDS, INC.

/s/	By: /s/ (SEAL)
Richard A. Nunn	John R. Wold
Secretary	Senior Vice President